Exhibit 10.10

LOAN MODIFICATION AGREEMENT AND
AMENDMENT TO LOAN DOCUMENTS
THIS LOAN MODIFICATION AGREEMENT AND AMENDMENT TO LOAN DOCUMENTS (this “Agreement”) is effective as of the 30th day of April, 2020, by and among CONSTRUCTION PARTNERS INC., a Delaware corporation (“Construction Partners”); WIREGRASS CONSTRUCTION COMPANY, INC., an Alabama corporation (“Wiregrass Construction”); FSC II, LLC, a North Carolina limited liability company (“FSC”); C. W. ROBERTS CONTRACTING, INCORPORATED, a Florida corporation (“Roberts Contracting”); EVERETT DYKES GRASSING CO., INC., a Georgia corporation (“Everett Dykes” and together with Wiregrass Construction, FSC, and Roberts Contracting, the “Original Borrowers”); THE SCRUGGS COMPANY, a Georgia corporation (“Scruggs Company” and together with the Original Borrowers and Construction Partners, the “Borrowers”); BBVA USA, a bank organized under the laws of the State of Alabama, formerly known as Compass Bank, as agent for the Lenders and as a Lender and Issuing Bank (referred to herein as “Agent”); and BANK OF AMERICA, N.A., a national banking association, as a Lender (“Bank of America”). Each of Agent and Bank of America shall be referred to herein as a “Lender” and collectively, “Lenders.”
P R E A M B L E
WHEREAS, Original Borrowers, Construction Partners Holdings, Inc., a Delaware corporation (“Holdings”) and Fred Smith Construction, Inc. a North Carolina corporation (“Fred Smith Construction”), together with certain other entities that hereafter may become borrowers or guarantors under the Credit Agreement, including Scruggs Company, have entered into a Credit Agreement dated June 30, 2017 (as at any time amended, modified, supplemented or restated, including by (a) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of November 14, 2017, (b) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of December 31, 2017, (c) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of May 15, 2018, (d) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of August 30, 2019, (e) that certain Loan Modification Agreement and Amendment to Loan Documents dated as of October 1, 2019, (f) that certain Loan Modification Agreement and Amendment to Loan Documents dated October 18, 2019, but effective October 1, 2019, and (g) that certain Loan Modification Agreement and Amendment to Loan Documents dated December 31, 2019, the “Credit Agreement”), with Agent, in its capacity as “Agent” and “Lender” thereunder, and certain other Lenders a party thereto, pursuant to which Agent and Lenders agreed to extend to Borrowers a revolving line of credit in the maximum principal amount of $30,000,000, subject to the terms and conditions contained therein and as such revolving line may be increased from time to time (the “Line of Credit”) and a term loan in the original principal amount of $50,000,000, which was subsequently increased by an additional $32,000,000 (as detailed below), subject to the terms and conditions contained therein, and such term loan may be increased from time to time (the “Term Loan” and together with the Line of Credit, the “Loans”);
WHEREAS, the Loans are evidenced by the Notes and the other Loan Documents, as defined in the Credit Agreement;
WHEREAS, Construction Partners joined the Credit Agreement, as a “Guarantor” pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents dated as of November 14, 2017;
WHEREAS, Scruggs Company joined the Credit Agreement, Notes and the other Loan Documents as a “Borrower” pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents dated May 15, 2018 (the “May 2018 Modification”);
WHEREAS, the amount of the Term Loan was increased by an additional $22,000,000, pursuant to the May 2018 Modification;
WHEREAS, ServisFirst Bank assigned all of its outstanding Revolver Advances, outstanding Term Loan Advances, participations in LC Obligations, and Revolver Commitments to Agent pursuant to that certain Assignment and Assumption Agreement dated August 30, 2019;
WHEREAS, Agent assigned (i) a principal amount of $2,000,000.00 of the outstanding Revolver Advances held by Agent, a principal amount of $17,880,000.00 of the outstanding Term Loan Advances held by Agent, $4,230,590.41 of participations of Agent in LC Obligations, a principal amount of $12,000,000.00 of Agent’s Revolver Commitment, and 40% of Agent’s portion of the total Term Loan Commitments, if any, to Bank of America pursuant to that certain Assignment and Assumption Agreement dated October 1, 2019;
WHEREAS, the amount of the Term Loan was increased by an additional $10,000,000, pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents dated October 1, 2019;

WHEREAS, Holdings merged into Construction Partners, and in connection therewith, Construction Partners assumed the obligations of Holdings under the Credit Agreement and Loan Documents and became a “Borrower” under the Credit Agreement pursuant to that certain Loan Modification Agreement and Amendment to Loan Documents Dated December 31, 2019 (the “December 2019 Modification”);
WHEREAS, Fred Smith Construction merged into FSC, and in connection therewith, FSC assumed the obligations of Fred Smith Construction under the Credit Agreement, as set forth in the December 2019 Modification;
WHEREAS, capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement; and
WHEREAS, the Borrowers, the Agent and Lenders have agreed that the Loans shall be modified, and that the Loan Documents shall be amended as set forth below.
A G R E E M E N T
NOW, THEREFORE, the parties, intending to be legally bound hereby, agree as follows, notwithstanding anything in the Loan Documents to the contrary:
A. Commitment Fee. Borrowers shall pay to Agent a fee in the amount of $45,000.00 (100% of which shall be allocated to Agent), which shall be deemed earned as of the date of this Agreement, and shall be paid immediately upon execution of this Agreement.
B. Additional Term Loan Advance. Borrowers have requested that Agent and Lenders increase the aggregate Term Loan Commitment by an additional $18,000,000 in accordance with Section 2.10(b) of the Credit Agreement. As of the date hereof, the outstanding principal balance of the Term Loan Advances is $50,600,000, BBVA USA’s portion of which is $30,360,000. Agent (in its capacity as Agent and Lender) has agreed to increase the Term Loan Commitment by $18,000,000 on the terms and conditions set forth herein and in the Credit Agreement, and accordingly, BBVA USA’s Term Loan Commitment shall be increased by $18,000,000. As of the date hereof and including the increased Term Loan Commitment referenced in the following sentence, the outstanding principal balance of BBVA USA’s Term Loan Advances is $48,360,000, and the outstanding principal balance of Bank of America’s Term Loan Advances is $20,240,000. On the date of this Agreement, Agent agrees on the terms and conditions set forth herein and in the Credit Agreement to fund a Term Loan Advance to Borrowers in the amount of Agent’s increased Term Loan Commitment. Such advance shall be on the same terms and conditions related to the Term Loan Advances as set forth in the Credit Agreement, as amended hereby, including without limitation, Section 2.01(b). Borrowers hereby represent, warrant and covenant that the additional Term Loan Advances made in connection herewith shall be used solely to fund Acquisitions, including, without limitation, (i) the replenishment of funds used in connection with Acquisitions completed subsequent to the last day of the Borrowers’ most recently completed fiscal year and (ii) additional working capital investments in businesses and operations acquired by the applicable Borrowers through previously completed Acquisitions.
C. Amendment of Credit Agreement. The Credit Agreement shall be and is hereby amended as set forth below:
(i) The following definition shall be added to the Credit Agreement:
"Applicable Floor Rate" means, with respect to any type of Advance other than Term Loan Advances made prior to April 30, 2020, the applicable floor rate set forth in the column below:

Level	Consolidated Leverage Ratio	Applicable Floor Rate
I	< 1.25 to 1.00	2.20%
II	> 1.25 to 1.00 but < 1.60 to 1.00	2.40%
III	> 1.60 to 1.00 but < 2.00 to 1.00	2.50%
IV	> 2.00 to 1.00	2.70%

Until June 30, 2020, the Applicable Floor Rate shall be determined as if Level I were applicable. The Applicable Floor Rate shall be subject to increase or decrease upon receipt by Agent pursuant to Section 5.01(b) of the financial statements and corresponding Compliance Certificate for the Fiscal Quarter ending immediately prior to the period covered by such financial statements, which change shall be effective on the first day of the calendar month following receipt of such financial statements and corresponding Compliance Certificate. If, by the first day of a month, any financial statement or

Compliance Certificate due in the preceding month has not been received, then, at the option of Agent or Required Lenders, the Applicable Floor Rate shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt. Agent shall have the right to re-calculate the Applicable Floor Rate at any time or from time to time if it determines that data received by it from Borrowers concerning any component of the Consolidated Leverage Ratio was incorrect when made, and Agent shall be entitled in connection therewith to charge and collect upon making such determination any additional interest that would have been earned by Lenders.
(ii) The definition of “LIBOR” as set forth in Section 1.01 shall be deleted in its entirety, and the following new definition shall be inserted in place thereof:
“LIBOR”: For each Interest Period, a rate per annum obtained by dividing (a) the London Interbank Offered Rate, as determined by ICE Benchmark Administration Limited (or any successor or substitute therefor acceptable to Agent) for U.S. dollar deposits for such Interest Period as obtained by Agent from Reuters, Bloomberg or another commercially available source as may be designated by Agent from time to time (the “Screen Rate”), two (2) Business Days before the first day of such Interest Period, by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, LIBOR shall not in any event be less than zero percent (0.00%).
(iii) The definition of “Term Loan Note” as set forth in Section 1.01 shall be amended to include, without limitation, that certain Amendment to Term Loan Note executed by Borrowers and Agent in connection herewith.
(iv) The definition of “Term Loan Recourse Amount” set forth in Section 1.01 shall be deleted in its entirety and the following new definition shall be inserted in place thereof:
“Term Loan Recourse Amount” means, with respect to each Borrower set forth below, the following amounts:

Wiregrass Construction: $ 22,000,000.00
FSC: $ 34,000,000.00
Roberts Contracting: $ 24,000,000.00
Everett Dykes: $ 4,500,000.00
Scruggs Company: $ 28,000,000.00
(v) The following new Section 1.05 shall be added to the Credit Agreement
SECTION 1.05. Notification and Limitation of Liability - LIBOR and Related Matters. The interest rate on Euro-Dollar Advances is determined by reference to LIBOR, which is derived from the London Interbank Offered Rate, and the London Interbank Offered Rate is currently administered by ICE Benchmark Administration Limited (“IBA”). The U.K. Financial Conduct Authority announced in July 2017 that, after December 31, 2021, it would no longer persuade or compel contributing banks to make rate submissions to IBA. As a result, it is possible that the London Interbank Offered Rate may no longer be available after such date or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Euro-Dollar Advances. Section 9.01 provides a mechanism for (a) determining an alternative rate of interest in the event that LIBOR (or any then-current Benchmark, as defined in Section 9.01) or any component thereof is no longer available or in the other circumstances set forth in that Section and (b) modifying this Agreement to give effect to such alternative rate of interest. Neither the Agent nor BBVA USA individually, nor any Affiliate of BBVA USA, warrants or accepts any responsibility for, or shall have any liability with respect to, (i) the administration or submission of, or any other matter related to, the London Interbank Offered Rate, LIBOR (or any component thereof) or any such other Benchmark (or any component thereof) or, in each case, with respect to any alternative or successor rate thereto or replacement rate thereof, including, without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Agreement, will have the same value as, or be economically equivalent to, LIBOR or any such other Benchmark that is replaced, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, as defined in Section 9.01. References herein to a component of, or a published component used in the calculation of, LIBOR are deemed to include the Screen Rate.
(vi) Section 2.06(c) shall be deleted in its entirety and the following new Section 2.06(c) shall be inserted in place thereof:
(c) The principal amount of the Term Loan Advances shall be repaid in installments on each Quarterly Payment Date commencing on June 30, 2020, each in the amount of $2,500,000; provided, however, that the entire amount of the outstanding Term Loan Advances shall be due and payable in full on the Term Loan Maturity Date.

(vii) Section 2.07(b) shall be deleted in its entirety and the following new Section 2.07(b) shall be inserted in place thereof:
(b) Each Euro-Dollar Advance shall bear interest on the outstanding principal amount thereof, during each Interest Period from the date such Advance is made until it becomes due, at a rate per annum equal to the sum of (1) the Applicable Margin plus (2) LIBOR for the Interest Period selected by Borrower Agent; provided, however in no event shall the interest rate hereunder with respect to any Advance (other than Term Loan Advances made prior to April 30, 2020) be less than the Applicable Floor Rate. For the avoidance of doubt, the Applicable Floor Rate shall not apply to Term Loan Advances made prior to April 30, 2020.
(viii) Section 9.01 shall be shall be deleted in its entirety and the following new Section 2.06(c) shall be inserted in place thereof:
Section 9.01. Ineffective Interest Rate; Benchmark Replacement.
(a) If the Agent shall have determined with respect to LIBOR or any other then-current Benchmark that (i) adequate and reasonable means do not exist for ascertaining such Benchmark, (ii) such Benchmark does not adequately and fairly reflect the effective cost to the Lenders of making or maintaining an Advance based on such Benchmark, or (iii) the making, maintenance or funding of an Advance based on such Benchmark has been made impractical or unlawful, then, and in any such event (unless such event constitutes a Benchmark Transition Event), Agent may so notify Borrowers and as of the date of such notification (y) any request hereunder for the conversion of any Advance to, or continuation of any Advance as, an Advance based on such Benchmark shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Base Rate Advance and (z) if any request is made hereunder for an Advance based on such Benchmark, such Advance shall be made as a Base Rate Advance, in each case unless and until Agent shall have determined that such circumstances shall no longer exist and shall have revoked such notice.
(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if, with respect to LIBOR or any other then-current Benchmark, the Agent shall have determined that:
(i) the circumstances set forth in Section 9.01(a)(iii) have arisen and such circumstances are unlikely to be temporary; or
(ii) the administrator for such Benchmark (or for a published component used in the calculation thereof) (the “Administrator”) has discontinued its administration and publication of such Benchmark (or such component), permanently or indefinitely, provided that, at the time of such discontinuation, there is no successor administrator that will continue to provide such Benchmark (or such component); or
(iii) a public statement or publication of information has been made by or on behalf of the Administrator announcing that the Administrator has ceased or will cease to provide such Benchmark (or a published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component); or
(iv) a public statement or publication of information has been made by or on behalf of the regulatory supervisor for the Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Administrator, a resolution authority with jurisdiction over the Administrator or a court or an entity with similar insolvency or resolution authority over the Administrator, which states that the Administrator has ceased or will cease to provide such Benchmark (or a published component used in the calculation thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(v) a public statement or publication of information has been made by or on behalf of the regulatory supervisor for the Administrator announcing that such Benchmark (or a published component used in the calculation thereof) is no longer representative; or
(vi) syndicated credit facilities similar to the credit facility or facilities under this Agreement being executed at such time, or that include language similar to that contained in this Section 9.01(b), are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace such Benchmark (or a published component used in the calculation thereof) and (in the case of this clause (vi)) the Agent has elected to treat such circumstance as a Benchmark Transition Event hereunder,

(each of clauses (i) through (vi) above being referred to herein as a “Benchmark Transition Event”) then the Agent and the Borrowers may amend this Agreement to replace LIBOR or such other then-current Benchmark, as applicable, with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 11.05, any such amendment with respect to a Benchmark Transition Event (A) pursuant to any of clauses (i) through (v) above will become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Houston, Texas time on the fifth (5th) Business Day after the Agent has posted or otherwise made available such proposed amendment to all Lenders and the Borrowers so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders or (B) pursuant to clause (vi) above will become effective without any further action or consent of any other party to this Agreement on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 9.01(b) will occur prior to the applicable Benchmark Transition Start Date.
In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
The Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this Section 9.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 9.01.
Upon notice to the Borrowers by the Agent in accordance with Section 11.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement shall be determined in accordance with this Section 9.01(b), (y) any request hereunder for the conversion of any Advance to, or continuation of any Advance as, an Advance based on the then-current Benchmark shall be ineffective and any such Advance shall be continued as or converted to, as the case may be, a Base Rate Advance, and (z) if any request is made hereunder for an Advance based on the then-current Benchmark, such Advance shall be made as a Base Rate Advance.
(c) For purposes of this Section 9.01:
“Administrator” has the meaning specified in Section 9.01(b).
“Benchmark” means LIBOR or a Benchmark Replacement that is in effect hereunder, as applicable.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by Agent and the Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark (or any applicable component thereof) for syndicated credit facilities similar to the credit facility or facilities hereunder denominated in Dollars and (b) the Benchmark Replacement Adjustment (which, in each case, may include a rate that is published on an information service as selected by the Agent from time to time, and may be updated periodically); provided that the Benchmark Replacement shall incorporate or be subject to any floor corresponding to any floor on or related to the Benchmark that is being replaced; provided, further, that any Benchmark Replacement must be administratively feasible as determined by Agent.
“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of the then-current Benchmark with an alternative benchmark rate for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (or any applicable component thereof) with an alternative benchmark rate, as applicable, by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark (or any applicable component thereof) with an alternative benchmark rate, as applicable, at such time for U.S. syndicated credit facilities denominated in Dollars (which, in each case, may include an adjustment or method for calculating or determining such an adjustment that is published on an information service as selected by the Agent from time to time, and may be updated periodically).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” the definition of “LIBOR Reserve Percentage” (it being understood that such a factor may be applied in respect of a Benchmark Replacement), or the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark (or any applicable component thereof):
(a) in the case of clause (i) of Section 9.01(b), the date selected by the Agent; or
(b) in the case of clauses (ii), (iii) or (iv) of Section 9.01(b), the later of:
(i) the date of the public statement or publication of information referenced therein (if applicable) and
(ii) the date on which the Administrator permanently or indefinitely ceases to provide such Benchmark (or component); or
(c) in the case of clause (v) of Section 9.01(b), the date of the public statement or publication of information referenced therein; or
(d) in the case of clause (vi) of Section 9.01(b), the date specified by the Agent by notice to the Borrowers and the Lenders.
“Benchmark Transition Event” has the meaning specified in Section 9.01(b).
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event pursuant to any of clauses (i) through (v) of Section 9.01(b), the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of a Benchmark Transition Event pursuant to clause (vi) of Section 9.01(b), the date specified by the Agent by notice to the Borrowers and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to any then-current Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes under this Agreement and the other Loan Documents in accordance with Section 9.01(b) and (z) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes under this Agreement and the other Loan Documents pursuant to Section 9.01(b).
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

(ix) Schedule 1.01 (Collateral Locations) attached to the Credit Agreement shall be amended to include the additional information set forth on Schedule 1.01 attached hereto.
D. Post-Closing Obligation. Borrowers hereby covenant and agree to deliver to Agent within thirty (30) days after the date of this Agreement fully executed landlord subordination agreements, in form and substance reasonably acceptable to Agent, for the leased locations set forth on Schedule 1.01 attached hereto.
E. Effect on Loan Documents. Each of the Loan Documents shall be deemed amended as set forth hereinabove and to the extent necessary to carry out the intent of this Agreement. Without limiting the generality of the foregoing, each reference in the Loan Documents to the “Note”, the “Credit Agreement”, or any other “Loan Documents” shall be deemed to be references to said documents, as amended hereby. Except as expressly set forth herein, all of the Loan Documents shall remain in full force and effect in accordance with their respective terms, and all of the remaining terms and provisions of the Loan Documents are hereby ratified and confirmed. Borrowers agree that the Loan Documents shall continue to evidence, secure, guarantee or relate to, as the case may be, the Loans.
F. Representations and Warranties. Each representation and warranty contained in the Loan Documents is hereby reaffirmed as of the date hereof. The Borrowers hereby represent, warrant and certify to Lenders that no Event of Default or any condition or event that, with notice or lapse of time or both, would constitute an Event of Default, has occurred and is continuing under any of the Loan Documents or the Loan, and that Borrowers have no offsets or claims against any Lender arising under, related to, or connected with the Loan, the Credit Agreement or any of the other Loan Documents.
G. Additional Documentation; Expenses. If requested by Agent, Borrowers shall provide to Agent (i) certified resolutions properly authorizing the transactions contemplated hereby and the execution of this Agreement and all other documents and instruments being executed in connection herewith and (ii) all other documents and instruments required by Agent, all in form and substance satisfactory to Agent. Borrowers shall pay any recording and all other expenses incurred by Agent and Borrowers in connection with the modification of the Loans and any other transactions contemplated hereby, including, without limitation, any applicable title or other insurance premiums, survey costs, legal expenses, recording fees and taxes.
H. Release of Claims. The Borrowers acknowledge and confirm their obligations to the Lenders for repayment of the Loans and indebtedness evidenced by the Notes (the “Indebtedness”). The Borrowers (and in the case of Construction Partners, on behalf of itself and Holdings, and in the case of FSC, on behalf of itself and Fred Smith Construction) further acknowledge and represent that they have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever (collectively, the “Loan Defenses”) that can be asserted to reduce or eliminate all or any part of their liability to repay the Indebtedness to the Lenders. To the extent that any such Loan Defenses exist, and for and in consideration of the Lenders’ commitments contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, they are hereby fully, forever and irrevocably released.
By their execution below, for and in consideration of the Lenders’ commitments contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, for themselves (and in the case of Construction Partners, for itself and Holdings, and in the case of FSC, for itself and Fred Smith Construction) and for their respective successors, executors, heirs, administrators, and assigns, each hereby acknowledge and agree that neither the Lenders nor any of their officers, directors, employees, agents, servants, representatives, attorneys, loan participants, successors, successors-in-interest, predecessors-in-interest and assigns (hereinafter referred to collectively as the “Released Parties”) have interfered with or impaired the acquisition, collection, use, ownership, disposition, disbursement, leasing or sale of any of the collateral that secures the Loan (the “Collateral”), and that the Borrowers do not have any claim of any nature whatsoever, at law, in equity or otherwise, against the Released Parties, or any of them, as a result of any acts or omissions of the Released Parties, or any of them, under the Loan Documents or in connection with the Loans or the Collateral prior to and including the date hereof. Each of the Borrowers, for themselves (and in the case of Construction Partners, for itself and Holdings, and in the case of FSC, for itself and Fred Smith Construction) and for their respective successors, executors, heirs, administrators, and assigns, hereby unconditionally waive and release the Released Parties, and forever discharge the Released Parties, of and from and against any and all manner of action, suits, claims, counterclaims, causes of action, offsets, deductions, breach or breaches, default or defaults, debts, dues, sums of money, accounts, deposits, damages, expenses, losses, liabilities, costs, expenses, any and all demands whatsoever and compensation of every kind and nature, past, present, and future, known or unknown (herein collectively, “Claims”) that the Borrowers or any of the Borrowers’ successors, successors-in-interest, heirs, executors, administrators, or assigns, or any one of them, can or now have or may have at any time hereafter against the Released Parties, or any of them, by reason of any matter, cause, transaction, occurrence or omission whatsoever, that happened or has happened on or before the date of this Agreement, on account of or arising from or that is connected in any manner whatsoever with the Loans, the Indebtedness, the Collateral, the Loan Documents, any related documents, or any and all collateral that has served or is serving as security for the Loans or the Loan Documents, or that is related to any and all transactions and dealings with or among Lenders and the Borrowers, or any other matter or thing that has occurred before the signing of the Agreement, known or unknown. Any and all such Claims are hereby declared to be satisfied and settled, and the Borrowers, for themselves (and in the case of Construction Partners, for itself and Holdings, and in the case of FSC, for itself and Fred Smith Construction) and for their respective successors, executors, heirs, administrators, and assigns, each hereby discharge the Released Parties from any liability with respect to any and all such Claims.
I. Waiver of Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
J. Counterparts. This document may be executed in any number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) document and agreement, but in making proof of this document, it shall not be necessary to produce or account for more than one such counterpart, and counterpart pages may be combined into one single document.
This Agreement is intended to take effect as a sealed instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective Responsible Officers effective as of the day and year first above written.

CONSTRUCTION PARTNERS, INC.,	WIREGRASS CONSTRUCTION COMPANY, INC.,
a Delaware corporation	an Alabama corporation

By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

C. W. ROBERTS CONTRACTING, INCORPORATED,	FSC II, LLC,
a Florida corporation	a North Carolina limited liability company

By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

EVERETT DYKES GRASSING CO., INC.,	THE SCRUGGS COMPANY,
a Georgia corporation	a Georgia corporation

By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President	By: /s/ R. Alan Palmer Name: R. Alan Palmer Title: Vice President

BBVA USA, as Agent, Issuing Bank and a Lender
By: /s/ John D. Brown
Name: John D. Brown
Title: Senior Vice President

BANK OF AMERICA, N.A., as a Lender
By: /s/ Matthew Johnston
Name: Matthew Johnston
Title: Senior Vice President